EXHIBIT 5.1

[KOLEY JESSEN P.C. LOGO]

ONE PACIFIC PLACE, SUITE 800

1125 SOUTH 103 STREET

OMAHA, NE 68124-1079

TELEPHONE (402) 390-9500

FACSIMILE (402) 390-9005

June 22, 2004

Cabela’s Incorporated

One Cabela Drive

Sidney, NE 69160

Re:	Cabela’s Incorporated Registration Statement on Form S-1

(File No. 333-113835)

Gentlemen:

We are acting as counsel to Cabela’s Incorporated, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up 8,984,375 shares (including 1,171,875 shares subject to the underwriters’ over-allotment option) of the authorized Class A common stock, par value $0.01 per share, of the Company (the “Shares”) consisting of 6,250,000 Shares to be issued and sold by the Company (the “Primary Shares”) and 2,734,375 Shares (including 1,171,875 Shares subject to the underwriters’ over-allotment option) to be sold directly by J.P. Morgan Partners (BHCA) L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., Fulcrum Growth Partners, L.L.C., Wachovia Capital Partners 2003, LLC, Teachers Insurance Annuity Association of America and Doug Zingula (the “Secondary Shares”), pursuant to a Registration Statement on Form S-1 (File No. 333-113835) (as it may hereafter be amended, the “Registration Statement”) initially filed with the Securities and Exchange Commission on March 23, 2004.

This opinion is delivered in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction of the Registration Statement, corporate documents and records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary or appropriate as a basis for the opinions set forth below.

Cabela’s Incorporated

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares, as contemplated by the Registration Statement. This opinion letter is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that:

1. The Secondary Shares are validly issued, fully paid and nonassessable; and

2. The Primary Shares will be validly issued, fully paid and nonassessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and (ii) certificates representing the Primary Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Koley Jessen P.C.

Koley Jessen P.C., A Limited Liability Organization